Exhibit 99.1
Wynn Resorts, Limited Reports First Quarter 2014 Results
LAS VEGAS, May 1, 2014 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2014.
Net revenues for the first quarter of 2014 were $1,513.6 million, compared to $1,378.7 million in the first quarter of 2013. The growth was driven by a 14.2% revenue increase from our Macau operations, modestly offset by a 1.5% decline in net revenues from our Las Vegas operations. Adjusted property EBITDA (1) was $494.6 million for the first quarter of 2014, a 9.7% increase from $451.1 million in the first quarter of 2013.
On a US GAAP basis, net income attributable to Wynn Resorts for the first quarter of 2014 was $226.9 million, or $2.22 per diluted share, compared to net income attributable to Wynn Resorts of $203.0 million, or $2.00 per diluted share, in the first quarter of 2013.
Adjusted net income attributable to Wynn Resorts (2) in the first quarter of 2014 was $236.7 million, or $2.32 per diluted share (adjusted EPS), compared to an adjusted net income attributable to Wynn Resorts of $205.6 million, or $2.03 per diluted share, in the first quarter of 2013.
Wynn Resorts also announced today that the Company has approved a cash dividend for the quarter of $1.25 per common share. This dividend will be payable on May 29, 2014, to stockholders of record on May 15, 2014.
Macau Operations
In the first quarter of 2014, net revenues were $1,132.7 million, a 14.2% increase from the $992.1 million generated in the first quarter of 2013. Adjusted property EBITDA in the first quarter of 2014 reached a record $384.3 million, up 16.2% from $330.7 million in the first quarter of 2013.
Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.
Table games turnover in the VIP segment was $36.0 billion for the first quarter of 2014, a 26.7% increase from $28.4 billion in the first quarter of 2013. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 2.79%, within the expected range of 2.7% to 3.0% and significantly below the 3.14% experienced in the first quarter of 2013.
Table games win in the mass market segment increased by 23.7% to $300.7 million in the first quarter of 2014. Mass market table games win per unit per day increased by 19.1% to $15,695 from $13,180 in the first quarter of 2013. Drop in the mass market segment was $692.5 million in the first quarter of 2014, up 1.1% from the 2013 first quarter, while the segment’s win percentage of 43.4% compares to 35.5% in last year’s first quarter and sequentially to 42.3% in the fourth quarter of 2013. Note that customers purchase mass market gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market segment should be table games win.
Slot machine handle of $1.4 billion for the first quarter of 2014 was 25.3% above the prior-year quarter, and slot win increased 13.1% compared to the prior-year period. Win per unit per day was 13.3% higher at $917, compared to $809 in the first quarter of 2013.
For the first quarter of 2014, we achieved an average daily rate (ADR) of $338, 7.3% above the $315 reported in the 2013 first quarter. Occupancy at Wynn Macau of 98.1% compares to 93.8% in the prior-year period, and revenue per available room (REVPAR) rose 11.8% to $331 in the 2014 quarter from $296 in last year’s first quarter. Gross non-casino revenues increased 7.3% during the quarter to $113.0 million.
Wynn Palace Project in Macau
The Company is currently constructing Wynn Palace, a fully integrated resort containing a 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings, and food and beverage outlets on Cotai in Macau. In July 2013, we signed a $2.6 billion guaranteed maximum price (GMP) contract for the project’s construction. The total project budget, including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees, is $4.0 billion. We expect to open our resort on Cotai in the first half of 2016.
During the first quarter of 2014, we invested approximately $163.1 million in our Cotai project, taking the total investment to date to $866.7 million.
Las Vegas Operations
For the quarter ended March 31, 2014, net revenues were $380.9 million, a 1.5% decrease from $386.6 million in the first quarter of 2013. Adjusted property EBITDA was $110.3 million, down 8.4% from $120.4 million generated in the comparable period in 2013, mainly the result of a 6.0 percentage point decline in table games win percentage.
Net casino revenues in the first quarter of 2014 were $155.3 million, an 11.9% decrease from the first quarter of 2013. Table games drop of $647.4 million was down 3.2% compared to $668.9 million in the 2013 quarter. Table games win percentage was 20.7%, below both the property’s expected range of 21% to 24% and the 26.7% reported in the 2013 quarter. Slot machine handle of $743.8 million was 6.8% above the $696.6 million in the comparable period of 2013, and net slot win was up 7.6%.
Room revenues were up 12.6% to $103.1 million during the quarter, versus $91.5 million in the first quarter of 2013. Average daily rate (ADR) increased 6.2% to $275 from $259, and occupancy increased to 87.8% from 82.8% in the first quarter of 2013. Revenue per available room (REVPAR) was $241 in the 2014 first quarter, 12.6% above the $214 reported in the prior-year quarter.
Food and beverage revenues in the first quarter of 2014 were $115.0 million, approximately flat from the 2013 first quarter. Retail, entertainment and other revenues improved 9.4% from last year’s quarter to $54.1 million, driven by increases from Wynn Las Vegas retail shops, spa and other event services.

Balance Sheet and Other
Our total cash and investments balance at March 31, 2014 was $3.5 billion. Total debt outstanding at the end of the quarter was $7.3 billion, including $3.1 billion of Wynn Las Vegas debt, $2.3 billion of Wynn Macau debt and $1.9 billion at the parent company. Note that, during the 2014 first quarter, Wynn Macau, Limited issued $750.0 million of new 5.25% senior notes due in 2021.
Conference Call Information
The Company will hold a conference call to discuss its results on May 1, 2014 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.
Forward-looking Statements
This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.
(2) "Adjusted net income attributable to Wynn Resorts, Limited" is net income before pre-opening costs, property charges and other, and certain other non-operating income and expenses. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income per share attributable to Wynn Resorts, Limited (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.
The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Operating revenues:
Casino	$1,226,133	$1,106,503
Rooms	136,476	120,480
Food and beverage	141,837	139,701
Entertainment, retail and other	106,860	101,548
Gross revenues	1,611,306	1,468,232
Less: promotional allowances	(97,693)	(89,578)
Net revenues	1,513,613	1,378,654
Operating costs and expenses:
Casino	783,734	697,188
Rooms	35,345	33,390
Food and beverage	74,953	73,873
Entertainment, retail and other	44,535	40,326
General and administrative	111,277	94,909
(Benefit) provision for doubtful accounts	(2,728)	7,004
Pre-opening costs	3,073	452
Depreciation and amortization	76,659	92,518
Property charges and other	9,934	5,346
Total operating costs and expenses	1,136,782	1,045,006
Operating income	376,831	333,648
Other income (expense):
Interest income	4,753	4,222
Interest expense, net of capitalized interest	(75,256)	(75,377)
Increase in swap fair value	842	3,144
Loss on extinguishment of debt	(1,529)	—
Equity in income from unconsolidated affiliates	308	200
Other	(297)	1,165
Other income (expense), net	(71,179)	(66,646)
Income before income taxes	305,652	267,002
(Provision) benefit for income taxes	(2,609)	5,142
Net income	303,043	272,144
Less: net income attributable to noncontrolling interests	(76,147)	(69,181)
Net income attributable to Wynn Resorts, Limited	$226,896	$202,963
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$2.25	$2.02
Diluted	$2.22	$2.00
Weighted average common shares outstanding:
Basic	100,822	100,237
Diluted	102,009	101,373
Dividends declared per common share	$1.25	$1.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Net income attributable to Wynn Resorts, Limited	$226,896	$202,963
Pre-opening costs	3,073	452
Loss on extinguishment of debt	1,529	—
Increase in swap fair value	(842)	(3,144)
Property charges and other	9,934	5,346
Adjustment for noncontrolling interest	(3,906)	20
Adjusted net income attributable to Wynn Resorts, Limited (2)	$236,684	$205,637
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$2.32	$2.03

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands)
(unaudited)

	Three Months Ended March 31, 2014
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$284,930	$51,514	$40,387	$376,831
Pre-opening costs	3,073	—	—	3,073
Depreciation and amortization	31,159	43,990	1,510	76,659
Property charges and other	10,180	(246)	—	9,934
Management and royalty fees	44,755	5,719	(50,474)	—
Corporate expenses and other	8,921	8,191	6,778	23,890
Stock-based compensation	1,310	1,026	1,585	3,921
Equity in income from unconsolidated affiliates	—	94	214	308
Adjusted Property EBITDA(1)	$384,328	$110,288	$—	$494,616

	Three Months Ended March 31, 2013
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$251,526	$40,419	$41,703	$333,648
Pre-opening costs	452	—	—	452
Depreciation and amortization	29,297	61,610	1,611	92,518
Property charges and other	2,619	2,754	(27)	5,346
Management and royalty fees	39,196	5,795	(44,991)	—
Corporate expenses and other	6,618	7,603	3,561	17,782
Stock-based compensation	1,003	2,227	(2,108)	1,122
Equity in (loss) income from unconsolidated affiliates	—	(51)	251	200
Adjusted Property EBITDA(1)	$330,711	$120,357	$—	$451,068

			Three Months Ended March 31,
			2014	2013
Adjusted Property EBITDA(1)			$494,616	$451,068
Pre-opening costs			(3,073)	(452)
Depreciation and amortization			(76,659)	(92,518)
Property charges and other			(9,934)	(5,346)
Corporate expenses and other			(23,890)	(17,782)
Stock-based compensation			(3,921)	(1,122)
Interest income			4,753	4,222
Interest expense, net of capitalized interest			(75,256)	(75,377)
Increase in swap fair value			842	3,144
Loss on extinguishment of debt			(1,529)	—
Other			(297)	1,165
(Provision) benefit for income taxes			(2,609)	5,142
Net income			303,043	272,144
Less: Net income attributable to noncontrolling interests			(76,147)	(69,181)
Net income attributable to Wynn Resorts, Limited			$226,896	$202,963

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended March 31,
	2014	2013
Room Statistics for Macau operations:
Occupancy %	98.1%	93.8%
Average Daily Rate (ADR)(a)	$338	$315
Revenue per available room (REVPAR)(b)	$331	$296
Other information for Macau operations:
Table games win per unit per day(c)	$29,457	$25,550
Slot machine win per unit per day(d)	$917	$809
Average number of table games	492	494
Average number of slot machines	842	843
Room Statistics for Las Vegas operations:
Occupancy %	87.8%	82.8%
Average Daily Rate (ADR)(a)	$275	$259
Revenue per available room (REVPAR)(b)	$241	$214
Other information for Las Vegas operations:
Table games win per unit per day(c)	$6,419	$8,519
Table Win %	20.7%	26.7%
Slot machine win per unit per day(d)	$271	$215
Average number of table games	231	233
Average number of slot machines	1,866	2,187

(a)
ADR is Average Daily Rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.

(b)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.

(c)	Table games win per unit per day is shown before discounts and commissions, as applicable.

(d)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Lewis Fanger, Vice President
702-770-7555
investorrelations@wynnresorts.com